Exhibit 10.51

Description of the 2019 Annual Incentive Plan

The Compensation Committee (the "Compensation Committee") of the Board of Directors (the "Board") of Black Box Corporation (the "Company") recommended that the Board approve, and the Board approved, an annual incentive bonus plan (the "FY19 Annual Incentive Plan") under the Black Box Corporation 2008 Long-Term Incentive Plan, as amended (the "2008 Plan"), for the fiscal year ending March 31, 2019 ("Fiscal 2019"). The performance goal for the FY19 Annual Incentive Plan is a working capital/revenues metric. Payouts range from 50% to 200% of targeted annual bonus depending upon the level of performance. The Compensation Committee retained negative discretion to decrease the amount of any award earned under the FY19 Annual Incentive Plan.